Exhibit 23.1



                         INDEPENDENT ACCOUTANTS' CONSENT



The Board of Directors
Southern Financial Bancorp, Inc.

We consent to the use of our report dated February 10, 2000, with respect to the consolidated balance sheets of Southern Financial Bancorp, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Accountants" in the Prospectus. Our report refers to our reliance on another auditors' report with respect to amounts related to The Horizon Bank of Virginia for 1998 and 1997 included in the aforementioned consolidated financial statements.


                                             /s/ KPMG LLP


Richmond, Virginia
May 10, 2000